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                                                                  EXHIBIT (r)(i)

                      SCUDDER RREEF REAL ESTATE FUND, INC.
                           CODE OF ETHICS - RULE 17J-1

I.       GENERAL

Rule 17j-1 under the Investment Company Act of 1940 (the '1940 Act') makes it unlawful for investment company personnel and other 'Access Persons' to engage in 'fraudulent, deceptive or manipulative' practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires every investment company, the investment company's investment advisor and, in certain cases, the investment company's principal underwriter, to adopt a Code of Ethics containing provisions 'reasonably necessary to prevent' such prohibited practices.

This document constitutes the Code of Ethics required by Rule 17j-1 for the Scudder RREEF Real Estate Fund, Inc. (the "Fund"). Certain other definitions for entities which are referenced in this Code of Ethics are provided in APPENDIX A.

II.      DEFINITIONS

For purposes of this Code, the following terms have the meanings set forth as follows:

         A.       'Access Person' means:

                  1. Any director or officer of the Fund, Advisor or Sub-Advisor(1);

                  2. Every 'Advisory Person' of the Fund, Advisor or Sub-Advisor. An 'Advisory Person' is:

                           (a) any employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; and

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(1)      If an Advisor or Sub-Advisor is primarily engaged in a business other than advising funds or advisory clients within the meaning of Section
(a)(1)(B) of Rule 17j-1 under the 1940 Act, 'Access Person' means any director, officer or Advisory Person of an Advisor or Sub-Advisor who, with respect to a Fund for which such entity acts as Advisor or Sub-Advisor, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such investment advisor or sub-advisor to the Fund.

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                           (b)      any natural person in a Control relationship
                                    to the Fund, Advisor or Sub-Advisor who
                                    obtains information concerning
                                    recommendations made to the Fund with regard to the Purchase or Sale of a Security by the Fund; and

                  3. Any director, trustee or officer of the Distributor who in the ordinary course of his or her business makes, participates in or obtains information regarding the Purchase or Sale of Securities for the Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding any Purchase or Sale of Securities.

         B. 'Beneficial Ownership' of a Security is to be determined in the same manner as it is for purposes of Section 16(a)(1)-(a)(2) of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities.

         C.       'Control' shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines 'control' as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

         D. 'Covered Persons' means any officer, director or employee of the Fund, Advisor, Sub-Advisors or Distributor.

         E. 'Disinterested Director' means a director of the Fund who is not an 'interested person' of the Fund within the meaning of
                  Section 2 (a)(19) of the Act.

         F. 'Purchase or Sale of a Security' means obtaining or disposing of 'Beneficial Ownership' of that Security and includes, among other things, the writing of an option to purchase or sell a Security.

         G.       'Security' shall have the same meaning as that set forth in
                  Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered, open-end investment companies.

III.     GENERAL PRINCIPLES APPLICABLE TO COVERED PERSONS

         A.       Introduction

                  Although certain provisions of this Code of Ethics apply only to Access Persons, all Covered Persons are subject to the prohibitions of Rule 17j-1 against

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                  fraudulent, deceptive and manipulative practices and to the general fiduciary principles as set forth in III.B. and III.C. below.

                  Every Covered Person should appreciate the need to behave in an ethical manner with respect to the Fund. In particular, all Covered Persons who are involved in any way with the activities of the Fund should be wary of any potential conflicts between their duty of loyalty to the Fund and their own financial interests, particularly with respect to their own securities trading activities. Covered Persons should take care to preserve the confidentiality of the Fund's business affairs. Covered Persons who are not 'Access Persons' but who become aware of proposed Fund securities transactions should not engage in transactions in those same securities without the permission of the Secretary of the Fund. Otherwise, Covered Persons who are not Access Persons are not limited in their personal securities transactions by this Code, but such Covered Persons are encouraged to consult with the Secretary of the Fund if they have any doubts about the applicability of the Code of Ethics to any proposed transaction.

         B.       Statement of General Fiduciary Principles

                  The following principles are the policy of the Fund and are the obligations of all Covered Persons:

                  1. It is the duty of all Covered Persons at all times to place the interests of Fund shareholders first.

                  2. All personal securities transactions must be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

                  3. Covered Persons must not take inappropriate advantage of their positions or the information they acquire, with or on behalf of the Fund, Advisor, Sub-Advisor and/or Distributor, to the detriment of shareholders of the Fund.

         C.       Fraudulent Practices

                  Rule 17j-1 makes it unlawful for any Covered Person, in connection with the Fund with which such Covered Person has a relationship, to:

                  1. employ any device, scheme or artifice to defraud the Fund;

                  2. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  3. engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

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                  4.       engage in any manipulative practice with respect to
                           the Fund.

IV.      REQUIREMENTS APPLICABLE TO DISINTERESTED DIRECTORS

         A. Exceptions to Quarterly Transaction Report Requirement. Not withstanding the provisions of IV.B., a Disinterested Director is required to complete a Quarterly Transaction Report only if the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director should have known, that during the 15-day period immediately before or after the director's transaction, such Security is or was Purchased or Sold, or considered for Purchase or Sale, by the Fund.(2)

         B. Quarterly Transaction Reports. Subject to the exception set forth in IV.A., no later than 10 days following the end of the calendar quarter to which such report relates, each Disinterested Director shall report to the Secretary of the Fund the following information on the form attached as Appendix B to this Code:

                  With respect to transactions in any Security in which such Disinterested Director has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the
                  Security:

                  - the date of the transaction, title, interest rate (if applicable), number of shares and principal amount of each Security involved;

                  - the type of transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  - the price of the Security at which the transaction was effected;

                  - the name of the broker, dealer or bank with or through whom the transaction was effected;

                  -  the date the report was submitted.

V.       REQUIREMENTS APPLICABLE TO ADVISOR, SUB-ADVISORS AND  DISTRIBUTORS

         A. The requirements of this Code of Ethics are not applicable to any Access Person who is subject to a separate Code of Ethics adopted by an Advisor, Sub-Advisor or Distributor of the Fund (as such terms are defined in APPENDIX A), provided that:

                  1. such Code of Ethics complies with the requirements of Rule 17j-1 and has been approved by the Board of Directors of the Fund; and

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(2)      This reporting requirement shall not be applicable to securities traded by passively managed index funds.

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                  2.       such Advisor, Sub-Advisor or Distributor has
                           certified to the Board of Directors of the Fund that it has adopted procedures reasonably necessary to prevent Access Persons from violating such Code of Ethics.

         B.       Each Advisor, Sub-Advisor and Distributor shall:

                  1. submit to the Fund a copy of its Code of Ethics adopted pursuant to Rule 17j-1;

                  2. promptly report to the Fund in writing any material amendments to such Code;

                  3. furnish to the Fund upon request (and in any event no less than quarterly) written reports which:

                           (a) describe any issues arising under its Code of Ethics or procedures during the period specified including (but not limited to) information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

                           (b) certify that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code.

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                                   APPENDIX A

                               ENTITY DEFINITIONS

RREEF America, L.L.C. (the 'Advisor') is the investment advisor to each of the Funds listed above.

__________________ (the 'Distributor') is the principal underwriter for the Fund.

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                                   APPENDIX B

              QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT FOR
                            DISINTERESTED DIRECTORS

A Disinterested Director is required to complete this report ONLY IF the Director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director should have known, that during the 15-day period immediately before or after the director's transaction, such Security is or was Purchased or Sold, or considered for Purchase or Sale, by the Fund. Reports are due within 10 calendar days after the end of the calendar QUARTER.*

                  Name of Reporting Person:_______________________________

                  Calendar Quarter Ended:_________________________________

                             Securities Transactions

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                 Name of       Number of Shares,                                                      Disclaim
                 Issuer        Principal Amount,                                Name of Broker,      Beneficial
                and Title      Maturity Date and                                Dealer or Bank       Ownership
  Date of          of          Interest Rate (if        Type of                   Effecting         (indicate by
Transaction     Security          applicable)         Transaction     Price      Transaction            'X')**
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

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

I certify that I have included on this report all securities transactions required to be reported pursuant to the Code of Ethics.

____________________________                       _____________________________
Signature                                          Date

PLEASE RETURN THIS FORM TO REBECCA FERRELL, DEUTSCHE ASSET MANAGEMENT MUTUAL FUNDS COMPLIANCE, ONE SOUTH STREET, BALTIMORE, MARYLAND 21202. QUESTIONS SHOULD BE DIRECTED TO REBECCA FERRELL AT 410-895-3389.

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*        This reporting requirement shall not be applicable to trading activity in passively managed index funds.

**       If you do not want this report to be construed as an admission that you have Beneficial Ownership of a particular security, please indicate this by marking an 'X' in the box.